Exhibit 10.13

Execution Version

TECHNICAL ASSISTANCE AGREEMENT

This Technical Assistance Agreement (this “Agreement”) is entered into as of December 20, 2010 by and among Univision Communications Inc., a Delaware corporation (“Univision”), Broadcasting Media Partners, Inc., a Delaware corporation (“BMP”), Broadcast Media Partners Holdings, Inc., a Delaware corporation (“BMPH” and, together with Univision and BMP, the “Univision Corporations”) and Televisa, S.A. de C.V., a corporation organized under the laws of Mexico (“Televisa”). Certain capitalized terms used herein are specifically defined in Section 6.

RECITALS

WHEREAS, as of the date hereof, Grupo Televisa, S.A.B. (“Grupo Televisa”) is entering into an Investment Agreement (the “Investment Agreement”) with Pay-TV Venture, Inc., BMP, BMPI Services II, LLC (“BMPS2”) and Univision, pursuant to which, among other things, (a) Grupo Televisa will, or will procure that one or more of its subsidiaries will, on the terms and conditions set forth therein, acquire (i) certain. shares of Common Stock of BMP, (ii) 1.5% convertible debentures issued by BMP and convertible into shares of Common Stock of BMP and/or pre-paid warrants of BMP exercisable for shares of Common Stock of BMP, and (iii) membership interests from BMPS2 and (b) Univision will, on the terms and conditions set forth therein, acquire the TuTV Interest from Pay-TV Venture, Inc. (clauses (a) and (b), collectively, the “Televisa Investment”); and

WHEREAS, the Univision Corporations want to retain Televisa to provide technical assistance that may be requested by the Univision Corporations for the development of their businesses, and Televisa is willing to provide such technical assistance on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Technical Assistance. Televisa hereby agrees that, during the term of this Agreement (the “Term”), it shall provide to the Univision Corporations the following information and technical assistance as may be requested from time to time by the Univision Corporations; provided that the implementation of any recommendations or actions of the Univision Corporations shall be in the sole discretion of the Board of Directors of the applicable Univision Corporation (but without prejudice to any rights, obligations or approval requirements provided in the Transaction Agreements):

(a) technical assistance in connection with the Univision Corporations’ businesses, to the extent necessary for the development and implementation of strategies for improving the operational and marketing performance of the Univision Corporations and their subsidiaries;

(b) assistance to improve the Univision Corporations’ television stations ratings and audience shares;

(c) assistance to improve the quality and variety of content of the Univision Corporations television stations;

(d) assistance in successfully launching new television programs in order to strengthen their market position across time slots;

(e) assistance to create innovative television programming in the industry;

(f) assistance in structuring exclusive agreements for top performing, directing and production talent;

(g) assistance in the development of sponsors, product placement and other advertising products to be offered to the Univision Corporations’ clients;

(h) assistance to improve production processes and facilities to ensure high quality content;

(i) assistance to identify new equipment and technology that will improve quality of production processes;

(j) assistance in training of professional talent;

(k) assistance to improve a multimedia digital platform that provides access to text, image, audio, and video content;

(l) such additional and continuing technical assistance, which Televisa shall furnish or cause to be furnished to the Univision Corporations from time to time, in connection with program production and related facilities and equipment; and

(m) such other technical assistance as the Univision Corporations and Televisa may from time to time agree in writing.

None of the technical assistance provided by Televisa shall consist of patent acknowledgments or implicate the transmission of confidential or privileged information related to industrial or commercial matters.

Televisa shall devote such time and efforts to the performance of technical assistance contemplated hereby as Televisa deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Televisa on a weekly, monthly, annual or other basis. The Univision Corporations acknowledge that Televisa’s technical assistance is not exclusive to any of the Univision Corporations and that Televisa may render similar technical assistance to other Persons. Televisa and the Univision Corporations understand that the Univision Corporations may, at times, engage one or more investment bankers or financial or other advisers to provide services in addition to, but not in lieu of, technical assistance provided by Televisa under this Agreement. In providing technical assistance to the Univision Corporations, Televisa will act as an independent contractor; and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) During the Term, the Univision Corporations, jointly and severally, will pay to Televisa a quarterly periodic fee (the “Televisa Periodic Fee”) equal to the Televisa Periodic Fee Percentage of EBITDA for the calendar quarter in question in exchange for the ongoing technical assistance provided by Televisa under Section 1 of this Agreement. The Televisa Periodic Fee shall be payable by the Univision Corporations in arrears as soon as practicable following the determination of EBITDA for the applicable calendar quarter and in any event no later than the date that the Managers Periodic Fee for such calendar quarter is paid to any of the Managers (or such Affiliates as they may designate) pursuant to the Management Agreement. The Televisa Periodic Fee shall be payable in full for any quarter during which this Agreement was in effect for any portion thereof and shall not be refundable in whole or in part.

(b) During the Term, Televisa shall provide additional technical assistance requested by the Univision Corporations in connection with developing television content for the Hispanic community in the United States (but for the absence of doubt, nothing in this Section 2(b) shall require Televisa to provide any services or technical assistance other than the technical assistance described in Sections 1(a) through 1(c)), and the Univision Corporations, jointly and severally, will; whether or not such advice is requested, at the time of each debt or equity financing, acquisition or disposition transaction involving the Univision Corporations or any of their respective direct or indirect subsidiaries (however structured, but excluding any refinancing of debt which is not made in connection with a significant distribution by BMP to its stockholders) which has a gross transaction value of at least $25,000,000, pay to Televisa a fee (the “Televisa Subsequent Fee”) in recognition of the value of the technical assistance provided by Televisa equal to the Televisa Subsequent Fee Percentage of the Transaction Value. The Televisa Subsequent Fee shall be due and payable for the foregoing technical assistance at the closing of such transaction or, if earlier, on the date that any portion of the Managers Subsequent Fee for such transaction is paid to any Managers (or such Affiliates as they may designate) pursuant to the Management Agreement. Televisa and the Univision Corporations hereby agree that the Televisa Subsequent Fee shall not be payable in connection with the Televisa Investment, including with respect to the repayment of debt using the proceeds of such Televisa Investment pursuant to Section 2.5 of the Investment Agreement, or the financing transactions referenced in Section 3.26 of the Investment Agreement.

(c) (i) Subject to Section 2(c)(iii), the Univision Corporations shall be entitled to deduct and withhold from any payment made to Televisa hereunder any amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Televisa. The Univision Corporations shall not be obligated to gross-up or indemnify Televisa with respect to any withholding tax hereunder.

(ii) Televisa shall deliver to each of the Univision Corporations a properly completed and duly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or any successor form) at least 15 days prior to the date on which the first payment pursuant to Section 2(a) or (b) hereof is due. In addition, Televisa shall deliver such form on or prior to the date on which such form expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it, and from time to time as reasonably requested by any of the Univision Corporations. Televisa represents that it shall render any technical assistance to the Univision Corporations pursuant to this Agreement within the United States only during periods between the delivery by Televisa to each of the Univision Corporations of a properly completed and duly executed IRS Form W-8ECI (or any successor form) with respect to payments to be made to Televisa under this Agreement and the expiration of such form.

(iii) For so long as Televisa provides the documentation described in Section 2(c)(ii), all payments to be made by any of the Univision Corporations to Televisa pursuant to this Agreement shall be made without deduction or withholding for or on account of U.S. federal income taxes, except to the extent (A) the Univision Corporations have “actual knowledge” or “reason to know” (within the meaning of Treasury Regulation Section 1.1441-7(b)) that such form is unreliable or incorrect or (B) otherwise required by a change in applicable Law or the good faith resolution of a tax proceeding (in which case the Univision Corporations shall withhold in accordance with applicable Law). The Univision Corporations shall promptly notify Televisa if they determine that an event described in clause (A) or (B) of the preceding sentence has occurred; provided that the failure to provide such prompt notification shall not affect the rate at which the Univision Corporations shall withhold on any payments made to Televisa hereunder.

(iv) Whenever any amounts are deducted or withheld by or on behalf of the Univision Corporations from or with respect to any payment made to Televisa pursuant to this Agreement, the Univision Corporations shall (1) timely pay the full amount so deducted or withheld to the appropriate taxing authority in accordance with applicable Law and (2) as promptly as practicable thereafter, provide Televisa with the original or a certified copy of any receipt issued by such taxing authority evidencing such payment, a copy of any return required by applicable Law to report such withholding or payment (or relevant portions thereof), or any other documentation with respect to such withholding or payment reasonably requested by Televisa.

(v) Televisa shall indemnify the Univision Corporations for:

(A) any U.S. federal income tax required to be deducted or withheld by the Univision Corporations with respect to any payment made to Televisa pursuant to this Agreement for which any of the Univision Corporations is liable under the Code (including, from and after the effective date thereof, Sections 1471 through 1474 of the Code); provided, that Televisa shall have no obligation pursuant to this clause (A) to the extent Televisa has paid the tax against which the tax required to be deducted or withheld by the Univision Corporations may be credited and has delivered to the Univision Corporations evidence that is accepted by the IRS as establishing payment of such tax, and

(B) in the event of a” determination” within the meaning of Section 1313(a) of the Code (or any other resolution of a tax audit or proceeding) to the effect that any of the Univision Corporations is liable for interest or penalties under the Code by reason of any underwithholding of U.S. federal income tax required to be deducted or withheld under the Code (including, from and after the effective date thereof, Sections 1471 through 1474 of the Code) by the Univision Corporations with respect to any payment made to Televisa pursuant to this Agreement, any such interest or penalties; provided, that Televisa shall have no obligation pursuant to this clause (B) for any interest or penalties to the extent:

(I) attributable to any of the Univision Corporations’ failure to withhold at the rate specified with respect to the relevant type of income in (or, if no such rate is specified, otherwise consistent with) the IRS Form W-8BEN (or successor form) delivered by Televisa to the Univision Corporations pursuant to Section 2(c)(ii), provided that this clause (I) shall not apply with respect to any of the Univision Corporations’ failure to withhold under Sections 1471 through 1474 of the Code; or

(II) from and after the effective date of Sections 1471 through 1474 of the Code, attributable to any underwithholding of U.S. federal income tax attributable to any of the Univision Corporations’ failure to comply with its reporting obligations pursuant to Section 1472(b)(3) of the Code in circumstances where the requirements of Section 1472(b)(1) and (2) of the Code are satisfied;

provided, however, that in the event that (a) any Univision Corporation failed, prior to paying any such interest or penalties to the IRS, to provide Televisa with five (5) Business Days advance written notice of the Univision Corporation’s intention to pay such interest or penalties, (b) Televisa indemnified the Univision Corporation for such interest or penalties, (c) Televisa is not entitled to a credit, offset or abatement of such interest or penalties paid by the Univision Corporation against interest or penalties imposed under the Code on Televisa as a result of the failure by Televisa timely to pay any tax against which the tax required to be deducted or withheld by the Univision Corporation be credited, and (d) Televisa supplies the Univision Corporation with evidence of payment of such interest or penalties, then the Univision Corporation shall remit to Televisa the amount of such interest or penalties paid by Televisa (not to exceed the amount of interest or penalties previously indemnified by Televisa); provided, further, that if any portion of such amount is subsequently refunded to Televisa, Televisa shall pay the amount of such refund to the Univision Corporation (in an amount not to exceed the amount remitted to Televisa under the foregoing proviso).

(C) If Televisa or any assignee thereof is an Affiliate of Grupo Televisa, S.A.B, a Mexico corporation (“Parent”), then Parent shall guarantee Televisa’s indemnification obligations set forth in Section 2(c)(v)(A) and (B).

(D) In the event that a Univision Corporation determines that it is entitled to a refund or credit of any U.S. federal income tax required to be deducted or withheld with respect to any payment made to Televisa pursuant to this Agreement, which tax was not actually withheld and for which the Univision Corporation was indemnified by Televisa, the Univision Corporation (at Televisa’s sole expense) shall pursue such refund (together with a refund of any interest or penalties attributable thereto). In the event a Univision Corporation receives a refund or credit of U.S. federal income tax (or any interest or penalties attributable thereto) for which it was indemnified by Televisa, it shall pay over such refund or credit to Televisa (net of all out-of-pocket expenses of the Univision Corporation); provided that if any portion of such refund or credit that the Univision Corporation paid over to Televisa pursuant to this sentence is subsequently disallowed by the IRS, Televisa shall pay to the Univision Corporation the disallowed portion of such credit or refund.

(vi) If any taxing authority asserts a claim or otherwise initiates a tax proceeding against any of the Univision Corporations that, if pursued successfully, would reasonably be expected to (x) result in an increase in the rate of withholding applicable to any payment made to Televisa pursuant to this Agreement or (y) serve as the basis for a claim for indemnification under Section 2(c)(v), the Univision Corporations shall promptly provide written notice thereof to Televisa; provided that the failure to provide such prompt written notification shall not relieve Televisa of its obligations under Section 2(c)(v). In the event (A) a Univision Corporation did not actually withhold an amount described in Section 2(c)(v)(A), (B) the Univision Corporation failed, prior to paying such amount to the IRS, to provide Televisa with five (5) Business Days advance written notice of the Univision Corporation’s intention to pay such amount (together with any applicable interest and penalties) to the IRS (provided that the notice requirement in this clause (B) shall not apply in the event, from and after the effective date of Sections 1471 through 1474 of the Code, the Univision Corporation did not actually withhold an amount required to be deducted or withheld pursuant to Section 1472(a) of the Code with respect to Televisa by reason of the Univision Corporation’s failure to comply with its reporting obligations pursuant to Section

1472(b)(3) of the Code in circumstances where the requirements of Section 1472(b)(1) and (2) of the Code are satisfied), and (C) Televisa has indemnified the Univision Corporation for the tax (and, to the extent required by Section 2(c)(v)(B), any interest and penalties attributable thereto), then at Televisa’s request, the Univision Corporation (at Televisa’s sole expense) shall (1) use commercially reasonable efforts to seek a refund of such tax and, to the extent applicable, interest and penalties attributable thereto if a reasonable basis exists in fact and in Law to seek such refund, (2) keep Televisa reasonably informed of such refund proceeding (including providing Televisa copies of any documents received from the IRS) and (3) offer Televisa a reasonable opportunity to comment (and consider in good faith any comments received from Televisa) before taking any significant action or submitting any written materials prepared or furnished in connection with such refund proceeding.

3. Term. This Agreement shall continue in full force and effect until December 31, 2020 (the “Initial Termination Date”); provided that the Initial Termination Date shall be automatically extended on each December 31 for an additional year (so that the remaining term is always ten years) unless the Univision Corporations provide written notice of their desire not to automatically extend the term of both this Agreement and the Management Agreement for such additional year to Televisa at least ninety (90) days prior to such December 31 (and, for the avoidance of doubt, the Univision Corporations may not provide a notice that they will not be extending the term of this Agreement unless they provide notice to the Managers on the same date that they will not be extending the term of the Management Agreement); provided, further, that (a) Televisa may terminate this Agreement at any time by written notice and (b) this Agreement shall terminate automatically, without the requirement of notice, upon the earlier to occur of (x) termination of the Management Agreement (provided that if an agreement substantially similar to the Management Agreement is thereafter entered into by any of the Managers and any Univision Corporation, and Grupo Televisa, S.A.B. is a member of a PITV Investor Group at such time, then Televisa shall have the option to require the Univision Corporations to thereafter re-enter into an agreement substantially similar to this Agreement) and (y) such time as none of Grupo Televisa, S.A.B. or any of its Affiliates are a member of a PITV Investor Group. In the event of a termination of this Agreement, the Univision Corporations, jointly and severally, shall pay Televisa (i) all unpaid Televisa Periodic Fees (pursuant to Section 2(a) above), Televisa Subsequent Fees (pursuant to Section 2(b) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination, plus, in the case of a termination as a result of termination of the Management Agreement pursuant to Section 3(b) thereof, (ii) the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury securities of like maturity) of the Televisa Periodic Fees (as of such termination date) that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination (such amount pursuant to clause (ii), the “Televisa Termination Amount”). The Televisa Termination Amount shall be calculated assuming, for such purposes, that (1) the baseline EBITDA for purposes of such calculation is the greater of (A) EBITDA for the most recently completed quarter and (B) the average of the EBITDA for the last four completed quarters and (2) EBITDA would have grown during each subsequent quarter until the expiration date in effect immediately prior to such termination at a rate reflecting the greater of (A) a compounded annual growth rate of 10%, and (B) the compounded annual growth rate of the last two completed fiscal years. Sections 4 and 5 of this Agreement shall survive any termination of this Agreement with respect to matters occurring before, on or after the date of such termination.

4. Expenses. The Univision Corporations, jointly and severally, will pay on demand by Televisa all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (a) reasonable out-of-pocket legal expenses incurred by Televisa from and after the date hereof, in connection with the enforcement of rights or taking of actions under this Agreement; provided that the reimbursement of expenses incurred by Televisa which are subject to reimbursement under Section 4.3 of the Principal Investor Agreement will be governed by, and subject to any limitations contained in, such section and shall not be duplicated and (b) expenses incurred from and after the date hereof by Televisa which the Manager/Televisa Majority determine are properly allocable to the Univision Corporations under this Agreement; provided that such determination shall be made on a reasonable basis and equitably with respect to similar expenses incurred by the Managers and Televisa.

5. Disclaimer and Limitation of Liability.

(a) Disclaimer; Standard of Care. Televisa does not make any representations or warranties, express or implied, in respect of the technical assistance to be provided by Televisa hereunder. In no event shall Televisa be liable to the Univision Corporations or any of their Affiliates, shareholders or Affiliates of shareholders for any act, alleged act, omission or alleged omission in connection with any technical assistance provided pursuant to this Agreement that does not constitute gross negligence or willful misconduct of Televisa as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Limitation of Liability. In no event will Televisa or any of its shareholders, directors, officers, fiduciaries, controlling Persons, employees and other Affiliates and agents be liable to the Univision Corporations or any of their Affiliates, shareholders or Affiliates of shareholders for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including, without limitation, the technical assistance to be provided by Televisa, or for any act or omission that does not constitute gross negligence or willful misconduct or in any event in excess of the fees received by Televisa hereunder.

(c) For purposes of this Section 5, references to “Televisa” shall include any Affiliates of Televisa to whom rights or obligations hereunder were assigned pursuant to Section 7 hereof and/or which were formerly included within the scope of “Televisa” as such term is defined herein.

6. Definitions. For purposes of this agreement, the following terms shall have the following meanings:

“Additional Equity Amount” shall have the meaning set forth in the Stockholders Agreement.

“Affiliate” shall mean, with respect to, any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided, however, that neither the Univision Corporations nor any of their subsidiaries shall be deemed an Affiliate of any of the stockholders of the Univision Corporations (and vice versa), and, in addition, such specified Person’s Affiliates shall also include, (a) if such specified Person is a private equity investment fund, any other private equity investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (b) if such specified Person is a natural Person, any Family Member of such natural Person.

“Agreement” shall have the meaning set forth in the preamble.

“BMP” shall have the meaning set forth in the preamble.

“BMPH” shall have the meaning set forth in the preamble.

“BMPS2” shall have the meaning set forth in the recitals.

“Code” shall have the meaning set forth in Section 2(c)(i).

“Common Stock” shall have the meaning set forth in the Principal Investor Agreement.

“Convertible Securities” shall have the meaning set forth in the Principal Investor Agreement.

“Covered Matters” shall have the meaning set forth in Section 9(a).

“EBITDA” shall have the meaning set forth in the Management Agreement.

“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.

“Forfeited Percentage” shall mean, with respect to any Person who ceases to be a “Manager” for purposes of the Management Agreement, the product of (a) that Person’s Managers’ Pro Rata Percentage of such Manager immediately prior to its ceasing to be such a Manager multiplied by (b) the Managers Percentage.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the Federal Communications Commission and applicable stock exchange(s)).

“Initial Termination Date” shall have the meaning set forth in Section 3.

“Investment Agreement” shall have the meaning set forth in the recitals.

“IRS” shall have the meaning set forth in Section 2(c)(ii).

“Law” shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority.

“Management Agreement” shall mean the Amended and Restated Management Agreement, by and among the Univision Corporations and the Managers, dated as of the date hereof, as amended from time to time.

“Managers” shall have the meaning given such term in the Management Agreement.

“Managers Percentage” shall mean, at any given time, the difference between 100% and the then applicable Televisa Percentage.

“Managers Periodic Fee” shall have the meaning given to such term in the Management Agreement.

“Managers’ Pro Rata Percentage” shall have the meaning given to such term in the Management Agreement.

“Managers Subsequent Fee” shall have the meaning given to such term in the Management Agreement.

“Manager/Televisa Majority” shall mean, at any given time, a majority in number of the Managers and Televisa, taken together.

“Permitted Transferee” shall have the meaning given to such term in the Principal Investor Agreement.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“PITV Investor Group” shall have the meaning given to such term in the Principal Investor Agreement.

“Principal Investor” shall have the meaning given to such term in the Principal Investor Agreement.

“Principal Investor Agreement” shall mean the Amended and Restated Principal Investor Agreement, by and among BMP, BMPH, Univision, Grupo Televisa, S.A.B. and the Principal Investors (as defined therein), dated as of the date hereof, as amended from time to time.

“Reimbursable Expenses” shall have the meaning set forth in Section 4.

“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement of BMP, dated as of the date hereof, as amended from time to time.

“Televisa” shall have the meaning set forth in the preamble.

“Televisa Forfeiture Portion” shall mean, with respect to any Person that ceases to be a Manager, the product of (a) the Forfeiture Percentage of such Person multiplied by (b) a fraction, expressed as a percentage and determined as of immediately after such cessation, the numerator of which is the aggregate number of shares of Common Stock (including shares of Common Stock issuable in respect of Convertible Securities) then held by the Televisa Investors,. and the denominator of which is the aggregate number of shares of Common Stock (including shares of Common Stock issuable in respect of Convertible Securities) then held by the Televisa Investors and the Principal Investors and their Permitted Transferees (but excluding, for the avoidance of doubt, any Principal Investors who or whose affiliated Manager has ceased to be a “Manager” under the Management Agreement). For illustrative purposes, if following a Person’s ceasing to be a Manager; the Televisa Investors hold 35% of the total amount of shares of Common Stock (including shares of Common Stock issuable in respect of Convertible Securities) held in the aggregate by the Televisa Investors and the then Principal Investors who or whose Affiliates are Managers and their Permitted Transferees, and the Forfeited Percentage of the forfeiting Manager is 5%, then the Televisa Forfeiture Portion shall be 1.75%.

“Televisa Investment” shall have the meaning set forth in the recitals.

“Televisa Investors” shall have the meaning set forth in the Principal Investor Agreement.

“Televisa Percentage” shall mean, at any given time, thirty-five percent (35%), plus (i) the product of five percent (5%) multiplied by the percentage of the Additional Equity Amount (with the amount of shares of Common Stock comprising the Additional Equity Amount to be determined as of the date hereof, but subject to adjustments for issuances, redemptions, repurchases and similar transactions) held by the Televisa Investors as of such time, plus (ii) the Televisa Forfeiture Portion in respect of any Managers who have ceased to be “Managers.” For illustrative purposes, if Televisa acquires 50% of the Additional Equity Amount, and thereafter a Manager ceases to be a “Manager” and Televisa’s portion of such Manager’s Forfeited Percentage is 1.75%, the Televisa Percentage shall be 39.25%.

“Televisa Periodic Fee” shall have the meaning set forth in Section 2(a).

“Televisa Periodic Fee Percentage” shall mean, for any calendar quarter, the percentage equal to the product of (i) 0.02 multiplied by (ii) the then applicable Televisa Percentage, with the Televisa Percentage calculated on a weighted average basis in the event that more than one Televisa Percentage applies for such calendar quarter. For illustrative purposes, if the Televisa Percentage is equal to 35%, the Televisa Periodic Fee Percentage shall be 0.7%.

“Televisa Subsequent Fee” shall have the meaning set forth in Section 2(b).

“Televisa Subsequent Fee Percentage” shall mean, for any transaction for which a Televisa Subsequent Fee is payable pursuant to Section 2(b), the product of (i) 0.01 multiplied by (ii) the Televisa Percentage that is in effect as of the closing of such transaction. For illustrative purposes, if the Televisa Percentage is equal to 35%, the Televisa Subsequent Fee Percentage shall be 0.35%.

“Televisa Termination Amount” shall have the meaning set forth in Section 3.

“Term” shall have the meaning set forth in Section 1.

“Transaction Agreements” shall have the meaning given to such term in the Principal Investor Agreement.

“Transaction Value” shall, with respect to any transaction, mean the gross transaction value of such transaction, or such lesser amount as may be mutually agreed by the applicable Univision Corporation and the Manager/Televisa Majority under the terms of the Management Agreement.

“TuTV Interest” shall have the meaning set forth in the Investment Agreement.

“TV Debentures” shall have the meaning given to such term in the Stockholders Agreement.

“Univision” shall have the meaning set forth in the preamble.

“Univision Corporations” shall have the meaning set forth in the preamble.

7. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) Televisa (and any Affiliate of Televisa to which rights and obligations hereunder have been assigned pursuant to this Section 7) may assign all or part of its rights and obligations hereunder to any of its respective Affiliates that provides technical assistance similar to that called for by this Agreement, in which event Televisa or such assigning Affiliate(s), as applicable, shall cease to be entitled to fees under Section 2 and reimbursement of expenses under Section 4 and shall be released of all of its obligations hereunder upon such assignee(s) assuming such obligations pursuant to an agreement executed by the assignee(s) and Televisa or such assigning Affiliate(s), as applicable, and notified to the Univision Corporations and (b) the provisions hereof for the benefit of shareholders, directors, officers, fiduciaries, controlling Persons, employees and other Affiliates and agents of Televisa shall inure to the benefit of such persons and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by the Univision Corporations and Televisa; provided, that Televisa may waive any portion of any fee to which Televisa is entitled pursuant to this Agreement. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction.

(a) Choice of Law. This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and if the Chancery Court does not accept jurisdiction, the federal court located in Delaware and if the federal court in Delaware does not accept jurisdiction, any other state court in Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon the Covered Matters, the transactions contemplated hereby or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon the Covered Matters, the transactions contemplated hereby or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction in the United States. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11 hereof is reasonably calculated to give actual notice.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE CONSIDERATION RECEIVED BY SUCH PARTY PURSUANT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11. Notice. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or email (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to a Univision Corporation, to it:

c/o Univision Communications Inc.

5999 Center Drive

Los Angeles, California 90045

Facsimile No.: (310) 556-1526

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

50 Kennedy Plaza, 11th Floor

Providence, Rhode Island 02903

Facsimile No.: (401) 278-4701

Attention: David K. Duffell, Esq:

If to Televisa, to it:

c/o Grupo Televisa, S.A.B.

No. 2000 Colonia Santa Fe

Mexico, DF /01210 / Mexico

Facsimile No.: +52 55 5261 2494

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Joshua R. Cammaker, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a business day, or if not delivered on a business day, on the first business day thereafter and (z) two business days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12. Severability. In the event that any provision hereof would, under applicable Law (other than the Federal Communications Laws (as defined in the Stockholders Agreement), in which case any modification or limitation must be agreed by each of Televisa and BMP), be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

14. Payments. Each payment made pursuant to Sections 2, 3 or 4 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Televisa may specify to Univision in writing prior to such payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

BMP:	BROADCASTING MEDIA PARTNERS, INC.

	By:	*
Name: Andrew Hobson
Title: Senior Executive Vice President

BMPH:	BROADCAST MEDIA PARTNERS HOLDINGS, INC.

	By:	*
Name: Andrew Hobson
Title: Senior Executive Vice President

UNIVISION:	UNIVISION COMMUNICATIONS INC.

	By:	*
Name: Andrew Hobson
Title: Senior Executive Vice President

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Andrew Hobson
Name: Andrew Hobson
Title: Senior Executive Vice President

SIGNATURE PAGE TO TECHNICAL ASSISTANCE AGREEMENT

TELEVISA:

TELEVISA, S.A. DE C.V.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name: Joaquín Balcárcel Santa Cruz
Title: Attorney-in-Fact

SIGNATURE PAGE TO TECHNICAL ASSISTANCE AGREEMENT

SCHEDULE 1

Televisa’s Bank Account

[This schedule contains bank account information that has been intentionally omitted]

Beneficiary:	TELEVISA, S.A. DE C.V.

Bank:	[intentionally omitted]

Account No.:	[intentionally omitted]

ABA:	[intentionally omitted]

SWIFT:	[intentionally omitted]

Address:	[intentionally omitted]